Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-223697 and No. 333-210567) and on Form S-8 (No. 333-197880) of Anworth Mortgage Asset Corporation and subsidiaries of our reports dated February 28, 2019, relating to the consolidated financial statements, the financial statement schedules and the effectiveness of internal control over financial reporting of Anworth Mortgage Asset Corporation and subsidiaries, appearing in the Annual Report on Form 10-K of Anworth Mortgage Asset Corporation and subsidiaries for the year ended December 31, 2018.

/s/ RSM US LLP

Los Angeles, California

February 28, 2019